APPENDIX A
to the
DISTRIBUTION AGREEMENT
Dated May 26, 2015 between
PACER FUNDS TRUST
and
PACER FINANCIAL, INC.

As Amended November 16, 2016

LIST OF PORTFOLIOS

Pacer Trendpilot™ 750 ETF
Pacer Trendpilot™ 450 ETF
Pacer Trendpilot™ 100 ETF
Pacer Trendpilot™ European Index ETF
Pacer Autopilot Hedged European Index ETF
Pacer US Export Leaders ETF
Pacer International Export Leaders ETF
Pacer Global High Dividend ETF
Pacer US Cash Cows 100 ETF
Pacer Developed Markets International Cash Cows 100 ETF
Pacer Emerging Markets Cash Cows 100 ETF

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER FINANCIAL, INC.

By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson

Name: Joe M. Thomson	Name: Joe M. Thomson

Title: President and Chairman	Title: President